As filed with the Securities and Exchange Commission on September 30, 2022

Registration No. 333-262492

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-262492

UNDER

THE SECURITIES ACT OF 1933

NOBLE CORPORATION*

(Exact name of registrant as specified in its charter)

England and Wales	98-1644664
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13135 Dairy Ashford, Suite 800

Sugar Land, Texas 77478

(281) 276-6100

(Address of Principal Executive Offices) (Zip Code)

NOBLE CORPORATION 2021 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

William E. Turcotte

13135 Dairy Ashford, Suite 800

Sugar Land, Texas 77478

(281) 276-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

*On September 30, 2022, pursuant to the business combination agreement, dated November 10, 2021 (as amended), by and among Noble Corporation, an exempted company incorporated in the Cayman Islands with limited liability (“Noble Cayman”), Noble Corporation plc, a public limited company formed under the laws of England and Wales and an indirect, wholly owned subsidiary of Noble Cayman (the “Company”), Noble Newco Sub Limited, a Cayman Islands exempted company and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and The Drilling Company of 1972 A/S, a Danish public limited liability company, Noble Cayman merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of the Company. The Company is Noble Cayman’s successor-in-interest as a result of the Merger. Noble Cayman was incorporated in the Cayman Islands and its I.R.S. Employer Identification Number was 98-1575532.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

On September 30, 2022, pursuant to the business combination agreement, dated November 10, 2021 (as amended), by and among Noble Corporation, an exempted company incorporated in the Cayman Islands with limited liability (“Noble Cayman”), Noble Corporation plc, a public limited company formed under the laws of England and Wales and an indirect, wholly owned subsidiary of Noble Cayman (the “Company”), Noble Newco Sub Limited, a Cayman Islands exempted company and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and The Drilling Company of 1972 A/S, a Danish public limited liability company, Noble Cayman merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of the Company. As a result of the Merger, the Company is Noble Cayman’s successor-in-interest. In connection therewith, the Company (as Noble Cayman’s successor-in-interest) terminated all offers and sales of Noble Cayman’s securities registered pursuant to the Registration Statement (as defined below).

The Company (as Noble Cayman’s successor-in-interest) is filing this post-effective amendment (this “Post-Effective Amendment”) to the Registration Statement on Form S-8 (No. 333-262492) (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission on February 3, 2022 and registering 7,716,049 ordinary shares, par value $0.00001 per share, of Noble Cayman (“Noble Cayman Shares”), to deregister any and all Noble Cayman Shares registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

The Company (as Noble Cayman’s successor-in-interest), by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all Noble Cayman Shares registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking made by the Company (as Noble Cayman’s successor-in-interest) in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sugar Land, State of Texas, on September 30, 2022.

Noble Corporation plc
(as successor-in-interest to Noble Corporation)

By:	/s/ William E. Turcotte
Name: William E. Turcotte
Title: Senior Vice President, General Counsel and Corporate Secretary

Note: No other person is required to sign this Post-Effective Amendment to Form S-8 Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.

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